Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors XPO Logistics, Inc.:

We consent to the use of our report dated February 23, 2015, with respect to the consolidated balance sheets of XPO Logistics, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 23, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that XPO Logistics, Inc. acquired Simply Logistics Inc. d/b/a Atlantic Central Logistics (ACL) and New Breed Holding Company (New Breed) during 2014 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, ACL’s and New Breed’s internal control over financial reporting associated with total assets of $864,064,211 and total revenues of $258,587,775, included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of ACL and New Breed.

/s/ KPMG LLP

Charlotte, NC

March 13, 2015